Exhibit (a)(25)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE CNX GAS CORPORATION	)	CONSOLIDATED
SHAREHOLDERS LITIGATION	)	C.A. No. 5377-VCL

PLAINTIFF’S MOTION FOR PRELIMINARY INJUNCTION

   Pursuant to Court of Chancery Rule 65, plaintiffs hereby move this Court for a preliminary injunction. For the reasons stated in the Verified Class Action Complaint styled as, Hurwitz v. CNX Gas Corp., et al., Civil Action No. 5405-VCL, the Motion for Expedited Proceedings, and in a brief to be filed in support of this Motion, plaintiffs hereby move this Court for an Order, in the form attached hereto, preliminarily enjoining the defendants from taking any action to consummate CONSOL Energy, Inc.’s (“CONSOL Energy”) tender offer, currently scheduled to close on May 26, 2010, pursuant to which CONSOL Energy, CNX Gas Corporation’s (“CNX Gas”) controlling shareholder, proposes to acquire CNX Gas’ outstanding stock for $38.25 per share (the “Tender Offer”). The Tender Offer is structurally coercive and entirely unfair to CNX Gas’ shareholders on its face.

Dated: April 28, 2010	RIGRODSKY & LONG, P.A.

/s/ Seth D. Rigrodsky
Seth Rigrodsky (#3147)
Brian D. Long (#4347)
919 North Market Street, Suite 980
Wilmington, DE 19801
(302) 295-5310

Co-Lead Counsel for Plaintiffs

OF COUNSEL:

WOLF HALDENSTEIN ADLER

    FREEMAN & HERZ LLP

Gregory M. Nespole

Gustavo Bruckner

Scott J. Farrell

Martin J. Restituyo

270 Madison Avenue

New York, NY 10016

(212) 545-4600

Co-Lead Counsel for Plaintiffs

LEVI & KORSINSKY, LLP

30 Broad Street, 15th Floor

New York, NY 10004

(212) 363-7500

Member of Plaintiffs’ Executive Committee

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